Exhibit 5.2

Squire Patton Boggs (US) LLP
30 Rockefeller Plaza
New York, NY  10112

O             +1 212 872 9800

F              +1 212 872 9815

squirepattonboggs.com

May 21, 2015

SM Energy Company

1775 Sherman Street

Suite 1200

Denver, CO  80203

Ladies and Gentlemen:

We have acted as special New York counsel to SM Energy Company, a Delaware corporation (the “Issuer”), in connection with the proposed offering and sale by the Issuer of $500,000,000 aggregate principal amount of the Issuer’s 5.625% Senior Notes due 2025 (the “Notes”).  The Notes have been issued under an Indenture, dated as of May 21, 2015 (the “Base Indenture”), between the Issuer and U. S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto, to be dated as of May 21, 2015 (the “Supplemental Indenture”), between the Issuer and the Trustee.  The Base Indenture, as amended and supplemented by the Supplemental Indenture, is referenced herein as the “Indenture.”  The Notes were sold by the Issuer to the several underwriters pursuant to an Underwriting Agreement dated as of May 7, 2015 (the “Underwriting Agreement”), among the Issuer and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

This opinion letter is furnished to you at your request solely to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with your registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission on May 7, 2015 (Registration No. 333-203936).

As the basis for the opinion hereinafter expressed, we have examined such statutes, records and documents, certificates of company and public officials, and other instruments and documents, and such matters of law, as we deemed relevant or necessary for the purposes of the opinion set forth below.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the accuracy of all other information provided to us by the Issuer during the course of our investigations, on which we have relied in issuing the opinion expressed below.  We have relied upon a certificate and other

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assurances of officers of the Issuer and others as to factual matters without having independently verified such factual matters.

We express no opinion other than as to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Underwriting Agreement, the Indenture and the Notes.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Issuer.

Our opinion above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) and the Trustee’s authentication of the Notes have been duly authorized, executed and delivered by the Issuer and the Trustee, as the case may be, (b) that the Documents constitute legally valid and binding obligations of each of the parties thereto other than the Issuer, enforceable against it in accordance with its terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Issuer’s Prospectus Supplement, dated May 7, 2015, and to the filing of this opinion letter as an exhibit to the Issuer’s Current Report on Form 8-K of even date herewith.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP